EXHIBIT 10.1

CREDIT AGREEMENT

dated as of
January 20, 2005

among

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.,

AMERICAN MEDICAL SYSTEMS, INC.,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

KEYBANK NATIONAL ASSOCIATION,
as an LC Issuer, Swing Line Lender and as the
Lead Arranger and Administrative Agent,

HARRIS TRUST AND SAVINGS BANK,
as Syndication Agent,

and

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C-1	Form of Subsidiary Guaranty
Exhibit C-2	Form of Holdings Guaranty
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Assignment Agreement

SCHEDULES

Schedule 1	Lenders and Commitments
Schedule 2	Subsidiary Guarantors
Schedule 5.01	Subsidiaries of Holdings
Schedule 7.03	Liens
Schedule 7.04	Investments

-v-

     This CREDIT AGREEMENT is entered into as of January 20, 2005, by and among the following:

     (i) AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, “Holdings”);

     (ii) AMERICAN MEDICAL SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”);

     (iii) the lenders from time to time party hereto (together with its successors and assigns, collectively, the “Lenders” and, individually, “Lender”);

     (iv) KEYBANK NATIONAL ASSOCIATION, as the lead arranger, the Swing Line Lender (as hereinafter defined), an LC Issuer (as hereafter defined), and as the administrative agent for the Lenders (together with its successors and assigns, the “Administrative Agent”);

     (v) HARRIS TRUST AND SAVINGS BANK, as syndication agent (together with its successors and assigns, the “Syndication Agent”); and

     (vi) U.S. BANK NATIONAL ASSOCIATION, as documentation agent (together with its successors and assigns, the “Documentation Agent”).

RECITALS:

     (1) The Borrower has requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrower to provide working capital and funds for Permitted Acquisitions and other lawful purposes.

     (2) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrower the credit facility provided for herein for the foregoing purposes.

AGREEMENT:

     In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

     Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the

Equity Interest of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

     “Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the offered rate appearing on the applicable electronic page of Reuters (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

     “Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appoint pursuant to Section 9.11.

     “Administrative Agent Fee Letter” means the Administrative Agent Fee Letter dated as of the Closing Date between the Borrower and the Administrative Agent.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of Holdings or any of its Subsidiaries.

     “Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time and (ii) the principal amount of Swing Loans outstanding at such time.

     “Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the Dollar Equivalent of the aggregate amount of the LC Outstandings at such time.

     “Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

     “Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

     “Applicable Facility Fee Rate” means:

     (i) On the Closing Date and thereafter, until changed in accordance with the following provisions, the Applicable Facility Fee Rate shall be 10.00 basis points;

     (ii) Commencing with the fiscal quarter of Holdings ended on March 31, 2005, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Facility Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Applicable Facility
Leverage Ratio	Fee Rate
Greater than or equal to 2.50 to 1.00	27.50 bps
Less than or equal to 2.50 to 1.00, but greater than 2.00 to 1.00	22.50 bps
Less than or equal to 2.00 to 1.00, but greater than 1.50 to 1.00	20.00 bps
Less than or equal to 1.50 to 1.00, but greater than 1.00 to 1.00	17.50 bps
Less than or equal to 1.00 to 1.00	10.00 bps

     (iii) Changes in the Applicable Facility Fee Rate based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) Holdings has failed to timely deliver its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate in accordance with Section 6.01(c), or (B) an Event of Default has occurred and is continuing, the Applicable Facility Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

     “Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A lender may have a different Applicable Lending Office for Base Rate Loans and Eurodollar Loans.

     “Applicable Margin” means:

     (i) On the Closing Date and thereafter, until changed in accordance with the following provisions, the Applicable Margin shall be (A) 0.00 basis points for Base Rate Loans, and (B) 50.00 basis points for Eurodollar Loans;

     (ii) Commencing with the fiscal quarter of Holdings ended on March 31, 2005, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

	Applicable Margin for	Applicable Margin
Leverage Ratio	Base Rate Loans	for Eurodollar Loans
Greater than or equal to 2.50 to 1.00	0.00 bps	135.00 bps
Less than or equal to 2.50 to 1.00, but greater than 2.00 to 1.00	0.00 bps	90.00 bps
Less than or equal to 2.00 to 1.00, but greater than 1.50 to 1.00	0.00 bps	80.00 bps
Less than or equal to 1.50 to 1.00, but greater than 1.00 to 1.00	0.00 bps	70.00 bps
Less than or equal to 1.00 to 1.00	0.00 bps	50.00 bps

     (iii) Changes in the Applicable Margin based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) Holdings has failed to timely deliver its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate in accordance with Section 6.01(c), or (B) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

     “Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

     “Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender.

     “Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Holdings or any Subsidiary) by Holdings or any Subsidiary to any Person of any of Holdings’s or such Subsidiary’s respective assets, provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business.

     “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit F.

     “Augmenting Lender” has the meaning provided in Section 2.03(a).

     “Authorized Officer” means (i) with respect to Holdings, any of the following officers: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, or the Director of Treasury and Finance, and (ii) with respect to any Subsidiary of Holdings, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, or the Director of Treasury and Finance of such Subsidiary, or, in the case of any of the foregoing, such other Person as is authorized in writing to act on behalf of Holdings or such Subsidiary and is acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of Holdings.

     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

     “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by KeyBank, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; or (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum.

     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

     “Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, each LC Issuer and the Swing Line Lender and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

     “Borrower” has the meaning specified in the first paragraph of this Agreement.

     “Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.

     “Borrowing” means a Revolving Borrowing or the incurrence of a Swing Loan.

     “Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

     “Capital Distribution” means a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of Holdings or any of its Subsidiaries or as a dividend, return of capital or other distribution in respect of any of Holdings’s or such Subsidiary’s Equity Interest.

     “Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

     “Capitalized Lease Obligations” means all obligations under Capital Leases of Holdings or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

     “Cash Equivalents” means any of the following:

     (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the

United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

     (ii) readily marketable obligations issued by the District of Columbia, any state of the United States of America or any political subdivision thereof (A) having maturities of not more than 360 days from the date of acquisition thereof, (B) rated at least A by S&P and at least A2 by Moody’s, and (iii) in an amount not to exceed $20,000,000 per issuer or $100,000,000 in the aggregate;

     (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

     (iv) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

     (v) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

     (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

     (vii) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

     (viii) investments in industrial development revenue bonds that (A) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (B) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

     (ix) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii); and

     (x) with respect to Foreign Subsidiaries, the approximate foreign equivalent of any of clauses (i) through (ix) above.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

     “Change of Control” means (i) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of shares representing more than 30% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Holdings; (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (A) nominated by the Board of Directors of Holdings (or a committee thereof) nor (B) appointed by directors so nominated; (iii) the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness Agreement; or (iv) Holdings shall fail to own directly 100% of the outstanding shares of capital stock of the Borrower.

     “Charges” has the meaning provided in Section 11.23.

     “CIP Regulations” has the meaning provided in Section 9.07.

     “Claims” has the meaning set forth in the definition of “Environmental Claims.”

     “Closing Date” means January 20, 2005.

     “Closing Fee Letter” means the Closing Fee Letter dated as of the Closing Date between the Borrower and the Administrative Agent, for the benefit of the Lenders.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

     “Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

     “Commitment” means, with respect to each Lender, its Revolving Commitment and, if applicable, its Swing Line Commitment.

     “Commodities Hedge Agreement” means a commodities contract purchased by Holdings or any of its Subsidiaries with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and its Subsidiaries.

     “Compliance Certificate” has the meaning provided in Section 6.01(c).

     “Confidential Information” has the meaning provided in Section 11.15(b).

     “Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.

     “Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of Holdings and its Subsidiaries, all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

     “Consolidated EBIT” means, for any period, Consolidated Net Income for such period, plus (i) the sum of the amounts for such period included in determining such Consolidated Net Income of (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, and (C) extraordinary and other non-recurring non-cash losses and charges (including non-cash charges associated with the write-off of goodwill in accordance with SFAS 142), less (ii) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains, all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBIT for such period shall include the appropriate financial items (other than assumed operating synergies) for any Person or business unit that has been acquired by a Credit Party or any of its Subsidiaries for any portion of such period prior to the date of such Acquisition and exclude the appropriate financial items (other than assumed operating synergies) for any Person or business unit that has been disposed of by a Credit Party or any of its Subsidiaries, for the portion of such period prior to the date of such disposition.

     “Consolidated EBITDA” means, for any period, (i) Consolidated EBIT, plus (ii) Consolidated Depreciation and Amortization Charges; provided, however, that Consolidated EBITDA for such period shall include the appropriate financial items (other than assumed operating synergies) for any Person or business unit that has been acquired by a Credit Party or any of its Subsidiaries for any portion of such period prior to the date of such Acquisition and exclude the appropriate financial items (other than assumed operating synergies) for any Person or business unit that has been disposed of by a Credit Party or any of its Subsidiaries, for the portion of such period prior to the date of such disposition.

     “Consolidated Funded Debt” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (without duplication) (i) all Indebtedness for borrowed money and capitalized leases, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, (ii) all Synthetic Lease Indebtedness, (iii) all obligations under conditional sales or other title retention agreements (other than a true consignment), and (iv) all Indebtedness that constitutes deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person.

     “Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of Holdings or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

     “Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries.

     “Consolidated Net Income” means for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

     “Consolidated Net Worth” means at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of Holdings at such time.

     “Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

     “Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

     “Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

     “Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrower, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) the Swing Line Lender shall make Swing Loans to the Borrower under the Swing Line Facility pursuant to the Swing Line Commitment, and (iii) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

     “Credit Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of (i) such Lender’s Revolving Facility Exposure at such time, and (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time.

     “Credit Party” means Holdings, the Borrower or any Subsidiary Guarantor.

     “Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

     “Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a)(i) or Section 2.09(b)(i), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to section 2.09(a)(i).

     “Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which Holdings or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that Holdings’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Subsidiary Guaranty and the Holdings Guaranty to the extent the Subsidiary Guaranty and/or the Holdings Guaranty provide guarantees for creditors of Holdings or any Subsidiary under Designated Hedge Agreements.

     “Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

     “Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

     “Dollar Equivalent” means, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any other amount not denominated in Dollars, the Dollar equivalent of such amount, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount is being determined.

     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, or the District of Columbia.

     “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each LC Issuer, and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings or any of Holdings’s Affiliates or Subsidiaries.

     “Environmental Claims” means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     “Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against Holdings or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

     “Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

     “ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with Holdings or a Subsidiary of Holdings, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of Holdings or a Subsidiary of Holdings being or having been a general partner of such Person..

     “Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

     “Event of Default” has the meaning provided in Section 8.01.

     “Facility Fees” has the meaning provided in Section 2.11(a).

     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

     “Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

     “Financial Projections” has the meaning provided in Section 5.07(b).

     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government.

     “Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

     “Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

     “Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

     “Holdings” has the meaning provided in the first paragraph of this Agreement.

     “Holdings Guaranty” has the meaning provided in Section 4.01(iii).

     “Increasing Lender” has the meaning provided in Section 2.03(a).

     “Indebtedness” of any Person means without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person with respect to asset securitization financing; (x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (xi) all net obligations of such Person under Hedge Agreements; (xii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and (xiii) all Guaranty Obligations of such Person; provided, however, that (y) neither trade payables, deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

     “Indemnitees” has the meaning provided in Section 11.02.

     “Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

     “Interest Coverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated EBIT to (ii) Consolidated Interest Expense.

     “Interest Period” means, with respect to each Eurodollar Loan, a period of 14 days or one, two, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

     “Investment” means (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

     “KeyBank” means KeyBank National Association, and its successors and assigns.

     “LC Commitment Amount” means $20,000,000.

     “LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

     “LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

     “LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

     “LC Issuer” means KeyBank or any of its Affiliates, or such other Lender that is requested by the Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.

     “LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

     “LC Outstandings” means, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

     “LC Participant” has the meaning provided in Section 2.05(g)(i).

     “LC Participation” has the meaning provided in Section 2.05(g)(i).

     “LC Request” has the meaning provided in Section 2.05(b).

     “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

     “Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

     “Lender Register” has the meaning provided in Section 2.08(b).

     “Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

     “Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Funded Debt to (ii) Consolidated EBITDA.

     “Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

     “Loan” means any Revolving Loan or Swing Loan.

     “Loan Documents” means this Agreement, the Notes, the Holdings Guaranty, the Subsidiary Guaranty, the Administrative Agent Fee Letter, the Closing Fee Letter, and each Letter of Credit and each other LC Document.

     “Margin Stock” has the meaning provided in Regulation U.

     “Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of Holdings, the Borrower or Holdings and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party; (iii) any material adverse effect on the ability of the Credit Parties, taken as a whole, to perform the obligations of any Credit Party under any of the Loan Documents to which it is a party; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.

     “Material Indebtedness” means, as to Holdings or any of its Subsidiaries, any particular Indebtedness of Holdings or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $5,000,000 (or the Dollar Equivalent thereof).

     “Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.

     “Material Subsidiary” means any Subsidiary that has total assets (based on the book value of such assets as determined in accordance with GAAP) of more than $2,000,000 (or the Dollar Equivalent thereof).

     “Maximum Rate” has the meaning provided in Section 11.23.

     “Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $1,000,000, with minimum increments thereafter of $500,000, (ii) with respect to any Eurodollar Loan, $3,000,000, with minimum increments thereafter of $1,000,000, and (iii) with respect to Swing Loans, $1,000,000, with minimum increments thereafter of $500,000.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.

     “Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which Holdings or any Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     “Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which Holdings or any Subsidiary of Holdings or any ERISA Affiliate, and one or more employers other than Holdings or a Subsidiary of Holdings or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Holdings or a Subsidiary of Holdings or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

     “Non-Increasing Lender” has the meaning provided in Section 2.03(a).

     “1934 Act” means the Securities Exchange Act of 1934, as amended.

     “Note” means a Revolving Facility Note or a Swing Line Note, as applicable.

     “Notice of Borrowing” has the meaning provided in Section 2.06(b).

     “Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

     “Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

     “Notice Office” means the office of the Administrative Agent at 127 Public Square, Cleveland, Ohio 44114, Attention: Lisa Borders-Lathan (facsimile: 216-689-4981), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.

     “Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, the Swing Line Lender or any LC Issuer

pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).

     “Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

     “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

     “Payment Office” means the office of the Administrative Agent at 127 Public Square, Cleveland, Ohio 44114, Attention: Lisa Borders-Lathan (facsimile: 216-689-4981), or such other office(s), as the Administrative Agent may designate to the Borrower in writing from time to time.

     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     “Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:

     (i) such Acquisition involves a line or lines of business that is or are complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

     (ii) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

     (iii) the Leverage Ratio would, after giving effect to such Acquisition, on a pro forma basis (as determined in accordance with subpart (iv) below), be less than 2.50 to 1.00; and

     (iv) at least five Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds (1) $10,000,000, or, (2) when aggregated with the Consideration paid for all Permitted Acquisitions from and after the Closing Date, $15,000,000, the Borrower shall have delivered to the Administrative Agent and the Lenders (A) a certificate of an Authorized Officer of the Borrower, demonstrating, in reasonable detail, the computation of the Leverage Ratio on a pro forma basis, such pro forma ratio being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Borrower and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements relating to the business or Person to be acquired for the four consecutive fiscal quarter period of such business or Person ending on or immediately prior to the date of consummation of such Acquisition and such other information as the Administrative Agent may reasonably request.

     “Permitted Lien” means any Lien permitted by Section 7.03.

     “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

     “Plan” means any Multi-Employer Plan or Single-Employer Plan.

     “primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

     “primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

     “Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

     “Purchase Date” has the meaning provided in Section 2.04(c).

     “Quoted Rate” means, with respect to any Swing Loan, the interest rate quoted to the Borrower by the Swing Line Lender and agreed to by the Borrower as being the interest rate applicable to such Swing Loan.

     “RCRA” means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

     “Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

     “Required Lenders” means Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute at least 51% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment.

     “Restricted Payment” means (i) any Capital Distribution; or (ii) any amount paid by Holdings or any of its Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

     “Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans the same Interest Period.

     “Revolving Commitment” means, with respect to each Lender, the obligation of such Lender to make Revolving Loans in the amount set forth opposite such Lender’s name in Schedule 1 as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the obligation of such Lender to make Revolving Loans in the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12(c) or increased from time to time pursuant to Section 2.03 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

     “Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender.

     “Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

     “Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

     “Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1.

     “Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1.

     “Revolving Facility Termination Date” means the earlier of (i) January 20, 2010, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

     “Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02.

     “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Holdings or any Subsidiary of Holdings of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between Holdings and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by Holdings or such Subsidiary to such Person.

     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

     “SEC” means the United States Securities and Exchange Commission.

     “SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

     “Single-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which Holdings, any Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Holdings, any Subsidiary of Holdings or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

     “Standard Permitted Lien” means any of the following: (i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens, statutory Liens of banks and other financial institutions (and rights of set-off), and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries and do not secure any Indebtedness; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g); (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of Holdings or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement; (vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of Holdings and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect; (viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and (ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

     “Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

     “Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

     “Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms acceptable to the Administrative Agent (acting on instructions from the Required Lenders).

     “Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of Holdings.

     “Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to the Subsidiary Guaranty. Schedule 2 lists each Subsidiary Guarantor as of the Closing Date.

     “Subsidiary Guaranty” has the meaning provided in Section 4.01(iii).

     “Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Loans in the amount set forth opposite the Swing Line Lender’s name in Schedule 1 as its “Swing Line Commitment” or in the case of a Person that becomes the Swing Line Lender pursuant to an Assignment Agreement, the obligation of such Person to make Swing Loans in the amount set forth in such Assignment Agreement, as such commitment may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

     “Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

     “Swing Line Lender” means KeyBank.

     “Swing Line Note” means a promissory note substantially in the form of Exhibit A-2.

     “Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

     “Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, which shall be less than 10 days, and (ii) the Revolving Facility Termination Date.

     “Swing Loan Participation” has the meaning provided in Section 2.04(c).

     “Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

     “Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

     “Taxes” has the meaning provided in Section 3.03(a).

     “Testing Period” means a single period consisting of the four consecutive fiscal quarters of Holdings then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

     “Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.12(c) or increased pursuant to Section 2.03. As of the Closing Date, the amount of the Total Revolving Commitment is $150,000,000.

     “Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

     “UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of Ohio.

     “Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

     “United States” and “U.S.” each means United States of America.

     “Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

     “Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

     “Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

     “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

     “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

     Section 1.03 Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if Holdings notifies the Administrative Agent and the Lenders that Holdings wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies Holdings that the Required Lenders wish to amend Article VII for such purpose), then Holdings’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Holdings, the Administrative Agent and the Required Lenders, Holdings, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice.

     Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

     Section 1.05 Currency Equivalents. Except as otherwise specified herein, all references herein or in any other Loan Document to a dollar amount shall mean such amount in U.S. Dollars or, if the context so requires, the Dollar Equivalent of such amount. The Dollar Equivalent of any amount shall be determined in accordance with the definition of “Dollar Equivalent”; provided, however, that in determining whether or not Holdings and its Subsidiaries have exceeded any basket limitation set forth in Sections 7.02, 7.03, 7.04 or 7.05, Holdings and its Subsidiaries shall not be deemed to have exceeded any such basket limitation to the extent that, and only to the extent that, any such basket limitation was exceeded solely as a result of fluctuations in the exchange rate applicable to any amount not denominated in Dollars.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

     Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Revolving Commitment, or (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

     Section 2.02 Revolving Facility. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would exceed the Total Revolving Commitment, or (C) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.07.

     Section 2.03 Increase in Revolving Commitments.

     (a) The Borrower may, by written notice to the Administrative Agent, request that the Total Revolving Commitment be increased by an amount not to exceed $60,000,000 in the aggregate for all such increases from the Closing Date until the Revolving Facility Termination Date, provided that no Default or Event of Default has occurred and is continuing at the time of such request and on the date of any such increase. The Administrative Agent shall deliver a copy of such request to each Lender. The Borrower shall set forth in such request the amount of the requested increase in the Total Revolving Commitment (which shall be in minimum increments of $30,000,000 and a minimum amount of $30,000,000) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such notice and that, in any event, must be at least 180 days prior to the Revolving Facility Termination Date), and shall offer each Lender the opportunity to increase its Revolving Commitment by its Revolving Facility Percentage of the proposed increased amount. Each Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Administrative Agent’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each such Lender so agreeing being an “Increasing Lender”) or decline to increase its Revolving Commitment (and any such Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment and each Lender so declining or being deemed to have declined being a “Non-Increasing Lender”). If, on the 10th day after the Administrative Agent shall have delivered notice as set forth above, the Increasing Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase in the Total Revolving Commitment requested by the Borrower, the Borrower may arrange for one or more banks or other entities that are Eligible Assignees (each such Person so agreeing being an “Augmenting Lender”), and the Borrower and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Lender with a Revolving Commitment hereunder. Any increase in the Total Revolving Commitment may be made in an amount that is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or choose not to arrange for, Augmenting Lenders.

     (b) Each of the parties hereto agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Total Revolving Commitment pursuant to this Section 2.03, the outstanding Revolving Loans (if any) are held by the Lenders with Revolving Commitments in accordance with their new Revolving Facility Percentages. This may be accomplished at the discretion of the Administrative Agent: (w) by requiring the outstanding Loans to be prepaid with the proceeds of new Borrowings; (x) by causing the Non-Increasing Lenders to assign portions of their outstanding Loans to Increasing Lenders and Augmenting Lenders; (y) by permitting the Borrowings outstanding at the time of any increase in the Total Revolving Commitment pursuant to this Section 2.03 to remain outstanding until the last days of the respective Interest Periods therefor, even though the Lenders would hold such Borrowings other than in accordance with their new Revolving Facility Percentages; or (z) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (b) shall be subject to Section 3.02, but otherwise without premium or penalty.

     Section 2.04 Swing Line Facility.

     (a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in U.S. Dollars; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would not exceed the Total Revolving Commitment; (v) shall not be made if, after giving effect thereto, the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b); and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

     (b) Swing Loan Refunding. The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(h) in respect of the Borrower has occurred, the Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 12:00 noon (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

     (c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing

Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

     (d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

     Section 2.05 Letters of Credit.

     (a) LC Issuances. During the Revolving Facility Availability Period, the Borrower may request an LC Issuer at any time and from time to time to issue, for the account of the Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, or (iv) the Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(b). Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Revolving Facility Termination Date.

     (b) LC Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 12:00 noon (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

     (c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

     (d) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

     (e) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

     (f) Reimbursement Obligations.

     (i) The Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit immediately after, and in any event on the date on which, such LC Issuer notifies the Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 2:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a)(i) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 12:00 noon on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrower), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

     (ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

     (g) LC Participations.

     (i) Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or Section 2.11(e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

     (ii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

     (iii) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 12:00 noon (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

     (iv) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

     (v) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

     (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

     (B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

     (C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

     (E) the occurrence of any Default or Event of Default.

     (vi) To the extent any LC Issuer is not indemnified by the Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

     Section 2.06 Notice of Borrowing.

     (a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 12:00 noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 12:00 noon (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

     (b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period and the Swing Loan Maturity Date (which shall be less than 10 days). Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

     (c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

     (d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than five Borrowings of Eurodollar Loans outstanding hereunder.

     Section 2.07 Funding Obligations; Disbursement of Funds.

     (a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

     (b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued.

     (c) Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

     (d) Funding of Loans.

     (i) Loans Generally. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

     (ii) Swing Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

     (e) Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02). If the Borrower and a Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

     Section 2.08 Evidence of Obligations.

     (a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (b) Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request.

     (c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

     (d) Notes. Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, and (ii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

     Section 2.09 Interest; Default Rate.

     (a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

     (b) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Quoted Rate applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

     (c) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

     (d) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, monthly in arrears on the last Business Day of each calendar month, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto, and (iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(c), on demand.

     (e) Computations of Interest. All computations of interest on Eurodollar Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

     (f) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

     Section 2.10 Conversion and Continuation of Loans.

     (a) Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

     (b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 12:00 noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 12:00 noon (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

     Section 2.11 Fees.

     (a) Facility Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, facility fees (the “Facility Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Facility Fee Rate in effect on such day times (ii) the Total Revolving Commitment in effect on such day. Accrued Facility Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

     (b) LC Fees.

     (i) Standby Letters of Credit. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

     (ii) Commercial Letters of Credit. The Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Letter of Credit.

     (c) Fronting Fees. The Borrower agrees to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 0.125% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

     (d) Additional Charges of LC Issuer. The Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

     (e) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Administrative Agent Fee Letter.

     (f) Computations and Determination of Fees. Any changes in the Applicable Facility Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Facility Fee Rate” and the Administrative Agent will promptly provide notice of such determination to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error. All computations of Facility Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

     Section 2.12 Termination and Reduction of Revolving Commitments.

     (a) Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

     (b) Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders), provided further, that a notice of termination of the Total Revolving Commitment may state that such notice is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

     (c) Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below the LC Commitment Amount prior to such reduction, (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.13, and (iv) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).

     Section 2.13 Voluntary and Mandatory Prepayments of Loans.

     (a) Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subparts (d) and (e) below, from time to time. The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 12:00 noon (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 12:00 noon (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

     (i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $5,000,000 (or, if less, the full amount of such Borrowing) or the Dollar Equivalent thereof, or an integral multiple of $1,000,000 or the Dollar Equivalent thereof in excess thereof, (B) in the case of any prepayment of a Base Rate Loan, $1,000,000 (or, if less, the full amount of such Borrowing) or the Dollar Equivalent thereof, or an integral multiple of $100,000 or the Dollar Equivalent thereof in excess thereof, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof; and

     (ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto.

     (b) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

     (i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

     (ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Revolving Commitment, (B) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

     (iii) LC Outstandings Exceed LC Commitment If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrower shall, on such day, pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each LC Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each LC Issuer and the Borrower until the proceeds are applied to any Unpaid Drawings or to any other Obligations in accordance with any such cash collateral agreement).

     (c) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be Converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

     (d) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III.

     Section 2.14 Method and Place of Payment.

     (a) Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

     (b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment, and (ii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

     (c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars.

     (d) Timing of Payments. Any payments under this Agreement that are made later than 12:00 noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

     (e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

     Section 3.01 Increased Costs, Illegality, etc.

     (a) In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

     (i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or

     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

     (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Closing Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

     (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

     (c) If any Lender shall have determined that after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

     Section 3.02 Breakage Compensation. The Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans and costs associated with foreign currency hedging obligations incurred by such Lender in connection with any Eurodollar Loan) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, which request shall set forth, in reasonable detail, the basis of the calculation of such amounts, which basis must be reasonable, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

     Section 3.03 Net Payments.

     (a) Except as provided for in Section 3.03(b), all payments made by the Borrower hereunder, under any Note or any other Loan Document, including all payments made by the Borrower pursuant to its guaranty obligations under Article X, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in this Section 3.03(a), any tax imposed on or measured by the net income or net profits of a Lender and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender, as applicable, is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 3.03) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Loan Document. The Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes imposed on and paid by such Lender. If any amounts are payable in respect of Taxes pursuant to this Section 3.03(a), the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income, profits or franchise of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located, as the case may be, or under the laws of any political subdivision or taxing authority therein, and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such reimbursement of taxes, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the respective Lender, evidencing such payment by the Borrower.

     (b) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes and that is entitled to claim an exemption from or reduction in United States withholding tax with respect to a payment by Borrower agrees to provide to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.06 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section), on the date of such assignment or transfer to such Lender, and from time to time thereafter if required by the Borrower or the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI, W-8EXP or W-8IMY (or successor, substitute or other appropriate forms and, in the case of Form W-8IMY, complete with accompanying Forms W-8BEN with respect to beneficial owners of the payment) certifying to such Lender’s entitlement to exemption from or a reduced rate of withholding of United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Loan Document, along with any other appropriate documentation establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest). In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service form establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest) and any related documentation as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax if the Lender continues to be so entitled. No Lender shall be required by this Section 3.03(b) to deliver a form or certificate that it is not legally entitled to deliver. The Borrower shall not be obligated pursuant to Section 3.03(a) to pay additional amounts on account of or indemnify with respect to United States withholding taxes to the extent that such taxes arise solely due to a Lender’s failure to deliver forms that it was legally entitled to but failed to deliver under this Section 3.03(b). The Borrower agrees to pay additional amounts and indemnify each Lender in the manner set forth in Section 3.03(a) in respect of any Taxes deducted or withheld by it as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

     (c) If any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrower pursuant to this Section 3.03, it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses to the Borrower; provided, however, that the Borrower agrees to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

     Section 3.04 Increased Costs to LC Issuers. If after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, or (ii) impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination, which basis must be reasonable, of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 3.04.

     Section 3.05 Change of Lending Office; Replacement of Lenders.

     (a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a)(ii) or (iii), 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

     (b) If (i) any Lender requests any compensation, reimbursement or other payment under Sections 3.01(a)(ii) or (iii), 3.01(c) or 3.04 with respect to such Lender, or (ii) the Borrower is required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     (c) Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01, 3.03 or 3.04.

ARTICLE IV.

CONDITIONS PRECEDENT

     Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

     (i) Credit Agreement. This Agreement shall have been executed by the Borrower, the Administrative Agent, each LC Issuer and each of the Lenders.

     (ii) Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

     (iii) Guaranties. The Subsidiary Guarantors shall have duly executed and delivered a Guaranty of Payment (the “Subsidiary Guaranty”), substantially in the form of Exhibit C-1, and Holdings shall have duly executed and delivered a Guaranty of Payment (the “Holdings Guaranty”), substantially in the form of Exhibit C-2.

     (iv) Fees and Fee Letters. The Borrower shall have (A) executed and delivered to the Administrative Agent the Administrative Agent Fee Letter and therein shall have paid to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date, (B) executed and delivered to the Administrative Agent the Closing Fee Letter and shall have paid to the Administrative Agent, for the benefit of the Lenders, the fees required to be paid therein, and (C) paid or caused to be paid all reasonable fees and expenses of the Administrative

Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

     (v) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of each Credit Party, approving the Loan Documents to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Loan Documents to which it is or may become a party.

     (vi) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party, certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

     (vii) Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to the Credit Parties as the Administrative Agent shall request, each of which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date and in form and substance satisfactory to the Administrative Agent.

     (viii) Search Reports. The Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

     (ix) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; and (B) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party.

     (x) Closing Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit E, dated the Closing Date, of an Authorized Officer of Holdings and the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (A) no Default or Event of Default has occurred or is continuing; and (B) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents are true and correct in all material respects as of the Closing Date.

     (xi) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

     (xii) Miscellaneous. The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

     Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

     (a) Notice. The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

     (b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

     The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Sections.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

     In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, each of Holdings and the Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

     Section 5.01 Corporate Status. Each of Holdings and its Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein), as of the Closing Date, is listed on Schedule 5.01.

     Section 5.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     Section 5.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

     Section 5.04 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party.

     Section 5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened with respect to Holdings or any of its Subsidiaries (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any Credit Party pursuant to any of the Loan Documents.

     Section 5.06 Use of Proceeds; Margin Regulations.

     (a) The proceeds of all Loans and LC Issuances shall be utilized to refinance existing senior debt facilities, provide funds for Permitted Acquisitions and provide working capital and funds for general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

     (b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

     Section 5.07 Financial Statements.

     (a) Holdings has furnished to the Administrative Agent and the Lenders complete and correct copies of (i) the audited consolidated balance sheets of Holdings and its consolidated Subsidiaries for the fiscal year ended January 3, 2004 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of Holdings and its consolidated Subsidiaries for the fiscal year of Holdings then ended, accompanied by the report thereon of Ernst & Young LLP; and (ii) the condensed consolidated balance sheets of Holdings and its consolidated Subsidiaries for the fiscal quarters ended April 3, 2004, July 3, 2004, and October 2, 2004 and the related condensed consolidated statements of income and of cash flows of Holdings and its consolidated Subsidiaries for each of the fiscal periods then ended. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of Holdings and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material. Holdings and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of Holdings and its Subsidiaries.

     (b) The financial projections of Holdings and its Subsidiaries for the fiscal years 2005 through 2009 prepared by Holdings and delivered to the Administrative Agent and the Lenders (the “Financial Projections”) were prepared on behalf of Holdings in good faith after taking into account historical levels of business activity of Holdings and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of Holdings and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether Holdings’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections.

     Section 5.08 Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent, each LC Issuer and the Lenders under the Loan Documents. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     Section 5.09 No Material Adverse Change. Since January 3, 2004, there has been no change in the condition, business, affairs or prospects of Holdings and its Subsidiaries taken as a whole,

or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

     Section 5.10 Tax Returns and Payments. Each of Holdings and its Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Holdings and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. Neither Holdings nor any of its Subsidiaries knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as Holdings and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

     Section 5.11 Title to Properties, etc. Each of Holdings and its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of Holdings and its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by Holdings and its Subsidiaries.

     Section 5.12 Lawful Operations, etc. Each of Holdings and its Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except with respect to clauses (i) and (ii) for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 5.13 Environmental Matters.

     (a) Each of Holdings and its Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of Holdings and its Subsidiaries under any Environmental Law have been secured and Holdings and its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings or such Subsidiary is a party or that would affect the ability of Holdings or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of Holdings or the Borrower, threatened. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by Holdings or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by Holdings or the Borrower or as to which Holdings or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property of Holdings or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of Holdings or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

     Section 5.14 Compliance with ERISA. Compliance by Holdings and the Borrower with the provisions hereof and Credit Events contemplated hereby will not involve any Prohibited Transaction. Each of Holdings, its Subsidiaries, and its ERISA Affiliates (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of Holdings or any ERISA Affiliate in respect thereof. None of Holdings, its Subsidiaries, or its ERISA Affiliates is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. None of Holdings, its Subsidiaries, or its ERISA Affiliates has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.

     Section 5.15 Intellectual Property, etc. Each of Holdings and its Subsidiaries has obtained or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

     Section 5.16 Investment Company Act, etc. Neither Holdings nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

     Section 5.17 Insurance. Each of Holdings and its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03.

     Section 5.18 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by Holdings or any of its Subsidiaries is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

     Section 5.19 Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

     Section 5.20 Anti-Terrorism Law Compliance. Neither Holdings nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with Holdings or any of its Subsidiaries.

ARTICLE VI.

AFFIRMATIVE COVENANTS

     Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full.

     Section 6.01 Reporting Requirements. Holdings will furnish to the Administrative Agent and each Lender:

     (a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of Holdings, the consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by Holdings, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

     (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of Holdings by the Chief Financial Officer of Holdings, subject to changes resulting from normal year-end audit adjustments.

     (c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, a certificate (a “Compliance Certificate”), substantially in the form of Exhibit D, signed by the Chief Financial Officer of Holdings to the effect that (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions Holdings has taken or proposes to take with respect thereto, and (ii) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.06.

     (d) Budgets and Forecasts. Not later than 90 days after the commencement of any fiscal year of Holdings and its Subsidiaries, commencing with the fiscal year ending January 1, 2005, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of Holdings) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of Holdings and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

     (e) Notices. Promptly, and in any event within three Business Days, after any Credit Party obtains knowledge thereof, notice of:

     (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Credit Parties propose to take with respect thereto;

     (ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against Holdings or any of its Subsidiaries or the occurrence of any other event, if the same would be reasonably likely to have a Material Adverse Effect; or

     (iii) any significant adverse change in Holdings’s or any Material Subsidiary’s relationship with, or any significant event or circumstance which is in Holdings’s reasonable judgment likely to adversely affect Holdings’s or any Material Subsidiary’s relationship with, (A) any customer (or related group of customers) representing more than 10% of Holdings’s consolidated revenues during its most recent fiscal year, or (B) any supplier which is material to the operations of Holdings and its Subsidiaries considered as an entirety.

     (f) ERISA. Promptly, and in any event within 10 Business Days after Holdings or any Subsidiary of Holdings or any ERISA Affiliate knows of the occurrence of any of the following, Holdings will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings or such Subsidiary of Holdings or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by Holdings or such Subsidiary of Holdings or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by Holdings, any Subsidiary of Holdings, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by Holdings, any Subsidiary of Holdings or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $100,000; (iv) a Prohibited Transaction in connection with any Plan; (v) that a Plan has Unfunded Benefit Liabilities exceeding $100,000; (vi) the cessation of operations at a facility of Holdings, any Subsidiary of Holdings or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to a Plan; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; (x) any material increase in the contingent liability of Holdings or any Subsidiary with respect to any post-retirement welfare liability; or (xi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

     (g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of Holdings or any of its Subsidiaries obtaining knowledge thereof, notice of one or more of the following environmental matters: (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by Holdings or any of its Subsidiaries that (A) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency, except with respect to any matters specified in any of the preceding clauses for such matters, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. All such notices shall describe in reasonable detail the nature of the Environmental Claim, Holdings’s or such Subsidiary’s response thereto and the potential exposure in Dollars of Holdings and its Subsidiaries with respect thereto.

     (h) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that Holdings or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).

     (i) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that Holdings furnishes to its stockholders generally.

     (j) Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by Holdings and/or any of its Subsidiaries which is submitted to Holdings by its independent accountants in connection with any annual or interim audit made by them of the books of Holdings or any of its Subsidiaries.

     (k) Press Releases. Promptly after the release thereof to any news organization or news distribution organization, copies of any press releases and other similar statements intended to be made available generally by Holdings or any of its Subsidiaries to the public concerning material developments relating to Holdings or any of its Subsidiaries.

     (l) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by Holdings or any Subsidiary to or from the holders of any Material Indebtedness or any trustee with respect thereto.

     (m) Other Information. Within 10 days after a request therefor, such other information or documents (financial or otherwise) relating to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request from time to time.

     Section 6.02 Books, Records and Inspections. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit, upon reasonable notice to Holdings, officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of Holdings and its Subsidiaries, to examine the books of account of Holdings and any of its Subsidiaries, and, except to the extent any such records are proprietary in nature, make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of Holdings and of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request.

     Section 6.03 Insurance. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by Holdings and its Subsidiaries as of the Closing Date, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of Holdings.

     Section 6.04 Payment of Taxes and Claims. Each of Holdings and the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

     Section 6.05 Corporate Franchises. Each of Holdings and the Borrower will do, and will cause each of its Material Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.

     Section 6.06 Good Repair. Each of Holdings and the Borrower will, and will cause each of its Material Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses; provided, however, that nothing in this Section 6.06 shall prevent Holdings, the Borrower or any Material Subsidiary from discontinuing the operation or maintenance of any such property if such discontinuance will not result in a Material Adverse Effect and the Board of Directors of Holdings, the Borrower or such Material Subsidiary, as appropriate, determines, in its best business judgment, that the continued use thereof is no longer desirable, and is not necessary, to the conduct of the business of such Person.

     Section 6.07 Compliance with Statutes, etc. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.

     Section 6.08 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

     (a) Each of Holdings and the Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings is not reasonably expected to have a Material Adverse Effect.

     (b) Each of Holdings and the Borrower will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

     (c) Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not be reasonably expected to have a Material Adverse Effect.

     (d) If required to do so under any applicable order of any Governmental Authority, each of Holdings and the Borrower will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that Holdings or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

     Section 6.09 Certain Subsidiaries to Join in Subsidiary Guaranty. In the event that at any time after the Closing Date, the Borrower acquires, creates or has any Domestic Subsidiary that is not already a party to the Subsidiary Guaranty, the Borrower will promptly, but in any event within 30 days, cause such Domestic Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (a) a Guaranty Supplement (as defined in the Subsidiary Guaranty), duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (b) resolutions of the Board of Directors or equivalent governing body of such Domestic Subsidiary, certified by the Secretary or an Assistant Secretary of such Domestic Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Domestic Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent shall reasonably request, in each case, in form and substance satisfactory to the Administrative Agent; provided, however, that, notwithstanding the foregoing, a Domestic Subsidiary shall not be required to become a party to the Subsidiary Guaranty so long as (A) the total assets (based on the book value of such assets as determined in accordance with GAAP) of such Domestic Subsidiary are less than $2,000,000, and (B) the aggregate of the total assets (based on the book value of such assets as determined in accordance with GAAP) of all such Domestic Subsidiaries with total asset values of less than $2,000,000 that are not Credit Parties do not exceed $5,000,000.

     Section 6.10 Most Favored Covenant Status. If any Credit Party at any time after the Closing Date enters into or modifies any Material Indebtedness Agreement such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Credit Party, other than those set forth herein or in any of the other Loan Documents, Holdings shall promptly so notify the Administrative Agent and the Lenders and, if the Administrative Agent shall so request by written notice to Holdings (after a determination has been made by the Required Lenders that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), Holdings, the Administrative Agent and the Lenders shall amend this Agreement within 30 days after such Material Indebtedness Agreement has been entered into or modified to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Loan Documents, all at the election of the Administrative Agent and the Required Lenders.

     Section 6.11 Senior Debt. The Obligations shall, and the Credit Parties shall take all necessary action to ensure that the Obligations shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of the Borrower and each Subsidiary Guarantor.

ARTICLE VII.

NEGATIVE COVENANTS

     Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

     Section 7.01 Changes in Business. Neither Holdings nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Holdings and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by Holdings and its Subsidiaries on the Closing Date.

     Section 7.02 Consolidation, Merger, Acquisitions, Asset Sales, etc. None of Holdings, the Borrower, or any of its Subsidiaries will (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:

     (a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; or (iii) any Foreign Subsidiary of the Borrower with or into any other Foreign Subsidiary of the Borrower;

     (b) the Borrower or any Subsidiary of the Borrower may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;

     (c) any Asset Sale by (i) any Subsidiary of the Borrower to any Credit Party; or (ii) any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower; and

     (d) in addition to any Asset Sale permitted above, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the aggregate Consideration for such Asset Sale, when added together with the aggregate Consideration for all other Asset Sales made after the Closing Date pursuant to this subsection (d) shall not at the time of such Asset Sale exceed an amount equal to 25% of the aggregate book value of total assets of the Borrower and its Subsidiaries at such time; (ii) no Default or Event of Default shall exist prior to or immediately after giving effect to such Asset Sale; (iii) the Borrower would, after giving effect to such Asset Sale, on a pro forma basis (as determined in accordance with clause (iv) below), be in compliance with the financial covenants contained in Section 7.06; and (iv) in the case of any Asset Sale involving consideration that is (A) in excess of $5,000,000, or, (B) when aggregated with the consideration paid for all Asset Sales from and after the Closing Date, in excess of $10,000,000, at least five Business Days prior to the consummation of any such Asset Sale, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of an Authorized Officer of the Borrower, demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.06 on a pro forma basis, such pro forma ratios being determined as if such Asset Sale had been completed at the beginning of the most recent Testing Period for which financial information for the Borrower is available.

     Section 7.03 Liens. None of Holdings, the Borrower, or any of its Subsidiaries will create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of Holdings or any such Subsidiary whether now owned or hereafter acquired, except:

     (a) any Standard Permitted Lien;

     (b) Liens existing on the Closing Date that are listed on Schedule 7.03 and any renewals or extensions thereof, provided that the property covered thereby is not changed, the amount secured by any such Lien is not increased, and the direct or any contingent obligor is not changed;

     (c) any Lien (i) securing Indebtedness of the Borrower or any of its Subsidiaries in respect of purchase money obligations or Capital Lease Obligations for the acquisition or lease of fixed assets, provided that (A) such Lien only attaches to such fixed assets being acquired or leased, and (B) the Indebtedness secured by such Lien does not exceed the cost or 80% of the fair market value, whichever is lower, of the fixed assets being acquired or leased on the date of acquisition or lease; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; and

     (d) in addition to the Liens permitted above, Liens on any assets of the Borrower or any of its Subsidiaries securing Indebtedness owing by the Borrower or any such Subsidiary, so long as the aggregate principal amount of all Indebtedness secured by such Liens does not exceed at any time an amount equal to 15% of the Consolidated Net Worth for the then most recently completed fiscal quarter.

     Section 7.04 Investments. None of Holdings, the Borrower, or any of its Subsidiaries will, directly or indirectly, make or commit to make any Investment, except:

     (a) Investments by the Borrower or any of its Subsidiaries in Cash Equivalents;

     (b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

     (c) the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

     (d) to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described on Schedule 7.04;

     (e) Investments (i) of Holdings or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of Holdings in any Credit Party made after the Closing Date, or (iii) of any Credit Party in any other Credit Party (other than Holdings) made after the Closing Date;

     (f) Investments of any Foreign Subsidiary in any other Subsidiary of Holdings;

     (g) intercompany loans and advances (i) made by Holdings or any of its Subsidiaries to any Credit Party; or (ii) made by any Foreign Subsidiary of Holdings to any other Foreign Subsidiary of Holdings;

     (h) the Acquisitions permitted by Section 7.02;

     (i) Investments of the Borrower or any of its Subsidiaries in Hedge Agreements entered into in the ordinary course of business and not for speculative purposes, which are designed to protect against fluctuations in interest, currency exchange rates and/or commodities prices, as the case may be; and

     (j) other Investments by the Borrower or any of its Subsidiaries made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that at the time of making any such Investment (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Leverage Ratio would, after giving effect to such Investment, on a pro forma basis, be less than 2.50 to 1.00, such pro forma ratio being determined as if such Investment had been made at the beginning of the most recent Testing Period for which financial information for Holdings and its Subsidiaries is available.

     Section 7.05 Restricted Payments. None of Holdings, the Borrower, or any of its Subsidiaries will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

     (a) Holdings or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

     (b) (i) any Subsidiary of Holdings may declare and pay or make Capital Distributions to any Credit Party, and (ii) any Foreign Subsidiary of Holdings may declare and pay or make Capital Distributions to any other Foreign Subsidiary or to any Credit Party;

     (c) Holdings or any of its Subsidiaries may declare and pay or make any Restricted Payments not otherwise permitted pursuant to the foregoing subparts, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Leverage Ratio would, after giving effect to such Restricted Payment, on a pro forma basis (as determined in accordance with subpart (v) below), be less than 2.50 to 1.00.

     Section 7.06 Financial Covenants.

     (a) Leverage Ratio. Holdings will not permit at any time the Leverage Ratio to be greater than 2.75 to 1.00.

     (b) Interest Coverage Ratio. Holdings will not permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

     Section 7.07 Limitation on Certain Restrictive Agreements. None of Holdings, the Borrower, or any of its Subsidiaries will, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by Holdings or any Subsidiary of Holdings, or pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, or to make loans or advances to Holdings or any of Holdings’s other Subsidiaries, or transfer any of its property or assets to Holdings or any of Holdings’s other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) customary restrictions affecting only a Subsidiary of Holdings under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.04, (vii) restrictions affecting any Foreign Subsidiary of Holdings under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

     Section 7.08 Transactions with Affiliates. None of Holdings, the Borrower, or any of its Subsidiaries will enter into any transaction or series of transactions with any Affiliate (other than, in the case of Holdings, any Subsidiary, and in the case of a Subsidiary, Holdings or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of Holdings’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Holdings or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of Holdings comply with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of Holdings, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.

     Section 7.09 Plan Terminations, Minimum Funding, etc. None of Holdings, the Borrower, any of its Subsidiaries, or any of its ERISA Affiliates will (i) terminate any Plan or Plans so as to result in liability of Holdings or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of Holdings’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which Holdings or any Subsidiary of Holdings or ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan, or (iv) incur an obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan.

     Section 7.10 Anti-Terrorism Laws. None of Holdings, the Borrower, or any of its Subsidiaries will be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with Holdings or any of its Subsidiaries.

ARTICLE VIII.

EVENTS OF DEFAULT

     Section 8.01 Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

     (a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or

     (b) Representations, etc.: any representation, warranty or statement made by Holdings or the Borrower herein or by any Credit Party in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

     (c) Certain Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.02, 6.09, 6.10 or 6.11 or Article VII of this Agreement; or

     (d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

     (e) Cross Default Under Other Agreements: Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

     (f) Invalidity of Loan Documents or Liens: any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or the Administrative Agent fails to have; or

     (g) Judgments: (i) one or more judgments, orders or decrees shall be entered against Holdings and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $5,000,000 or more in the aggregate for all such judgments, orders and decrees for Holdings and its

Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against Holdings and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $5,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

     (h) Insolvency Event: any Insolvency Event shall occur with respect to Holdings or any Subsidiary of Holdings; or

     (i) ERISA: (i) any of the events described in clauses (i) through (xi) of Section 6.01(f) shall have occurred; and (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; or

     (j) Change of Control: if there occurs a Change of Control.

     Section 8.02 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

     (a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

     (b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

     (c) terminate any Letter of Credit that may be terminated in accordance with its terms; or

     (d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

     Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

     (i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

     (ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

     (iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

     (iv) fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, and (B) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

     (v) fifth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

     (vi) sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

     (vii) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

     Section 9.01 Appointment. Each Lender hereby irrevocably designates and appoints KeyBank to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

     Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03.

     Section 9.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Holdings or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of Holdings or any Subsidiary of Holdings or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holdings or any Subsidiary of Holdings. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

     Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Holdings or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

     Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this

Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     Section 9.06 Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of Holdings or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

     Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Holdings or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

     Section 9.08 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

     Section 9.09 Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by a Credit Party; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

     Section 9.10 The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

     Section 9.11 Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this

Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     Section 9.12 Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

ARTICLE X.

GUARANTY

     Section 10.01 Guaranty by the Borrower. The Borrower hereby unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): (a) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Borrower) under this Agreement, and (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary of the Borrower under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

     Section 10.02 Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

     Section 10.03 Guaranty Unconditional. The obligations of the Borrower under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

     (a) any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

     (b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

     (c) any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

     (d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

     (e) the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

     (f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

     (g) any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Article, constitute a legal or equitable discharge of the Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

     Section 10.04 Borrower Obligations to Remain in Effect; Restoration. The Borrower’s obligations under this Article shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

     Section 10.05 Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

     Section 10.06 Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

     Section 10.07 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Article forthwith on demand by the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

     Section 11.01 Payment of Expenses etc. The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents that are requested by any Credit Party; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of any individual counsel to the Administrative Agent and any Lender (including, without limitation, allocated costs of internal counsel); (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

     Section 11.02 Indemnification. The Borrower agrees to indemnify the Administrative Agent, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by Holdings or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by Holdings or any of its Subsidiaries, if Holdings or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against Holdings or any of its Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an Affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

     Section 11.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and LC Issuer agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

     Section 11.04 Equalization.

     (a) Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

     (b) Recovery of Amounts. If any amount paid to any Lender pursuant to subparts (i) or (ii) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

     (c) Consent of Borrower. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     Section 11.05 Notices.

     (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

     (i) if to the Holdings, to it at 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Chief Financial Officer (Telecopier No. (952) 930-6520;

     (ii) if to any other Credit Party, to it c/o Holdings, 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Chief Financial Officer (Telecopier No. (952) 930-6520;

     (iii) if to the Administrative Agent, to it at the Notice Office; and

     (iv) if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.04 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

     (b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

     (c) Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Sections 6.01(a), (b), (c), (d), (h) or (i) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent, Holdings and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

     (d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

     Section 11.06 Successors and Assigns.

     (a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that neither Holdings nor the Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

     (b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee, provided that in the case of any such participation,

     (i) the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

     (ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

     (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

     (iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

     (v) Holdings, the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

     (c) Assignments by Lenders.

     (i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

     (A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $2,500,000;

     (B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

     (C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and

     (D) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.

     (ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

     (iii) At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder and that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(b).

     (iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).

     (v) Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

     (d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require Holdings or the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

     (e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

     Section 11.07 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between Holdings and/or the Borrower, on the one hand, and the Administrative Agent and/or any Lender, on the other hand, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

     Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

     (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF HOLDINGS AND THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Court of Common Pleas of Cuyahoga County, Ohio, or of the United States for the Northern District of Ohio, and, by execution and delivery of this Agreement, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Holdings and the Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 11.05, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or the Borrower in any other jurisdiction.

     (b) Each of Holdings and the Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 11.08(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

     Section 11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

     Section 11.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

     Section 11.11 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 11.12 Amendment or Waiver.

     (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by Holdings, the Borrower, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

     (i) no change, waiver or other modification shall:

     (A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender or increase the Total Revolving Commitment without the consent of all the Lenders;

     (B) extend or postpone the Revolving Facility Termination Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

     (C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender;

     (D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

     (E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

     (ii) no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

     (A) release Holdings or the Borrower from any of its obligations hereunder;

     (B) release the Borrower from its guaranty obligations under Article X or release any Credit Party from the Subsidiary Guaranty or the Holdings Guaranty (as applicable), except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

     (C) amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

     (D) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders; or

     (E) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

     (b) No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

     (c) No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender.

     Section 11.13 Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.01(d)), Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

     Section 11.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

     Section 11.15 Confidentiality.

     (a) Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, (9) with the consent of Holdings or the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section.

     (b) As used in this Section, “Confidential Information” shall mean all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by Holdings or the Borrower.

     (c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. Each of Holdings and the Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve Holdings, the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

     Section 11.16 Limitations on Liability of the LC Issuers. Each of Holdings and the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

     Section 11.17 General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and Holdings, the Borrower, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

     Section 11.18 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Holdings, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each of Holdings and the Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

     Section 11.19 Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among Holdings and its Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with Holdings and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

     Section 11.20 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as

Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of Holdings or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by Holdings and the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

     Section 11.21 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     Section 11.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

     Section 11.23 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

     Section 11.24 USA Patriot Act. Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

		By:	/s/ Martin J. Emerson

		Name:	Martin J. Emerson

		Title:	President and Chief Executive Officer

AMERICAN MEDICAL SYSTEMS, INC.

		By:	/s/ Martin J. Emerson

		Name:	Martin J. Emerson

		Title:	President and Chief Executive Officer

KEYBANK NATIONAL ASSOCIATION, as a Lender, LC Issuer, Swing Line Lender, and as the Lead Arranger and Administrative Agent

		By:	/s/ Chris Swindell

		Name:	Chris Swindell

		Title:	Senior Vice President

HARRIS TRUST AND SAVINGS BANK, as a Lender and as Syndication Agent

Address:	111 W. Monroe Street	By:	/s/ Craig S. Munro

	10th Floor	Name:	Craig S. Munro

	Chicago, IL 60603	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as Documentation Agent

		By:	/s/ Mark J. Pfeiffer

Address:	800 Nicollet Mall, Third Floor	Name:	Mark J. Pfeiffer

	BC-MN-H03W	Title:	Vice President
Minneapolis MN 55402-7020

Signature Page to Credit Agreement
for
American Medical Systems, Inc.

COMERICA BANK

Address:	500 Woodward Ave.	By:	/s/ Timothy O’Rourke

	M.C. 3269	Name:	Timothy O’Rourke

	Detroit, MI 48226	Title:	Vice President

SUNTRUST BANK

Address:	201 Fourth Ave. N.	By:	/s/ W. Brooks Hubbard

	Third Floor	Name:	W. Brooks Hubbard

	Nashville, TN 37219	Title:	Director

Signature Page to Credit Agreement
for
American Medical Systems, Inc.

Schedule 1

Lenders and Commitments

			Revolving Facility
	Swing Line	Revolving	Percentage as of
Lender	Commitment	Commitment	the Closing Date
KeyBank National Association	$10,000,000	$45,000,000	30.00%
Harris Trust and Savings Bank		$35,000,000	23.34%
U.S. Bank National Association		$30,000,000	20.00%
Comerica Bank		$20,000,000	13.33%
SunTrust Bank		$20,000,000	13.33%
Total:	$10,000,000	$150,000,000	100.00%

Schedule 2

(Subsidiary Guarantors)

1.	AMS Research Corporation

2.	American Medical Systems Gynecology Inc.

3.	AMS Sales Corporation

4.	TherMatrx, Inc.

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EXHIBIT C-1: FORM OF SUBSIDIARY GUARANTY

GUARANTY OF PAYMENT

     THIS GUARANTY OF PAYMENT, dated as of January 20, 2005 (as the same may be amended, restated or otherwise modified from time to time, this “Guaranty”), made by (i) each of the undersigned (each, a “Guarantor” and collectively, the “Guarantors” and such terms shall include an Additional Guarantor that becomes a party to this Guaranty pursuant to Section 16 hereof), with (ii) KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (herein, together with its successors and assigns in such capacity, the “Administrative Agent”), for the benefit of the Creditors (as defined below):

RECITALS:

     (1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1 hereof.

     (2) This Guaranty is made pursuant to the Credit Agreement, dated as of the date hereof (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), among American Medical Systems Holdings, Inc., a Delaware corporation, American Medical Systems, Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”), the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent.

     (3) Each Guarantor is a direct or indirect Subsidiary of the Borrower.

     (4) It is a condition to the making of Loans and LC Issuances under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty.

     (5) Each Guarantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Guaranty to satisfy the condition described in the preceding paragraph and to induce the Creditors to extend the Loan Document Obligations and the Designated Hedge Document Obligations.

AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent and the other Creditors and hereby covenants and agrees with the Administrative Agent and each other Creditor as follows:

     Section 1. Certain Definitions. As used in this Guaranty, the following terms shall have the meanings herein specified unless the context otherwise requires:

     “Additional Guarantor” has the meaning provided in Section 16 hereof.

     “Creditor” means the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, and the respective successors and assigns of each of the foregoing.

     “Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Document.

     “Designated Hedge Document” means and includes (i) each Designated Hedge Agreement to which any Credit Party is now or may hereafter become a party, and (ii) each confirmation, transaction statement or other document executed and delivered in connection therewith to which any Credit Party is now or may hereafter become a party.

     “Designated Hedge Document Obligations” means, collectively, all obligations and liabilities owing by any Credit Party under all existing and future Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

     “Guaranteed Documents” means, collectively, (i) the Credit Agreement and the other Loan Documents and (ii) each Designated Hedge Agreement and other Designated Hedge Document.

     “Guaranteed Obligations” means, collectively, the Loan Document Obligations and the Designated Hedge Document Obligations.

     “Guaranty Supplement” has the meaning provided in Section 16 hereof.

     “Loan Document Obligations” means, collectively (i) the principal of and interest on the Loans made to the Borrower under the Credit Agreement, (ii) all LC Outstandings and other amounts owing with respect to Letters of Credit issued under the Credit Agreement, and (iii) all of the other Obligations, whether primary, secondary, direct, contingent, fixed or otherwise, in the case of each of the foregoing whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

     “Subordinated Obligations” has the meaning given to such term in Section 3(a) hereof.

     “Taxes” has the meaning specified in Section 25(b) hereof.

     Section 2. “ Guaranty by the Guarantors, etc.”

     (a) Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees: (i) to the Administrative Agent, each LC Issuer, the Swing Line Lender and the Lenders the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Loan Document Obligations and (ii) to each Designated Hedge Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Designated Hedge Document Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing under the Credit Agreement or any payment default shall occur and be outstanding under any Designated Hedge Document, each Guarantor will, immediately upon (and in any event no later than one Business Day following) its receipt of written notice from the Administrative Agent demanding payment hereunder, pay to the Administrative Agent, for the benefit of the Creditors, in immediately available funds, at the

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Payment Office, such amount of the Guaranteed Obligations as the Administrative Agent shall specify in such notice.

     (b) In addition to the foregoing, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Guaranteed Obligations of the Borrower and each other Credit Party, whether or not due or payable by the obligor thereon, upon the occurrence of an Insolvency Event in respect of the Borrower or such other Credit Party, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Administrative Agent, for the benefit of the Creditors, on demand, in such currency and otherwise in such manner as is provided in the Guaranteed Documents governing such Guaranteed Obligations.

     (c) As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Guaranteed Obligations not be recoverable from the Borrower or any other Credit Party for any reason whatsoever (including, without limitation, by reason of any provision of any Guaranteed Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other Person, each Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity.

     (d) All payments by each Guarantor under this Guaranty shall be made to the Administrative Agent, for the benefit of the Creditors, in such currency and otherwise in such manner as is provided in the Guaranteed Documents to which such payments relate.

     Section 3. Subordination.

     (a) Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by any Guarantor (collectively, “Subordinated Obligations”) are hereby subordinated to the Indebtedness of the Borrower to any Creditor; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower may incur Subordinated Obligations in the ordinary course of business and make principal, interest and/or other payments on or in respect of all Subordinated Obligations, in each case which are not otherwise prohibited hereunder or under the Credit Agreement. Upon the request of the Administrative Agent after an Event of Default has occurred, the Subordinated Obligations shall be collected, enforced and received by such Guarantor as trustee for the Administrative Agent and the other Creditors and be paid over to the Administrative Agent, for the benefit of the Creditors, on account of the Indebtedness of the Borrower owing under the Guaranteed Documents to the Administrative Agent and to the other Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

     (b) If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Creditor or to any other Person pursuant to or in respect of this Guaranty, any reimbursement or similar claim that such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of all of the Commitments and indefeasible payment in full of all Guaranteed Obligations.

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     Section 4. Guarantors’ Obligations Absolute. The obligations of each Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim such Guarantor may have against the Borrower or any other Person, including, without limitation, the Administrative Agent, any other Creditor, any of their respective Affiliates, Holdings or any other Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Guaranteed Obligations, including, without limitation:

     (a) any increase in the amount of the Guaranteed Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loans and Letters of Credit above any specific maximum amount referred to herein or in the Credit Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Guaranteed Obligations or otherwise payable under any Guaranteed Document;

     (b) any direction as to the application of any payment by the Borrower or by any other Person;

     (c) any incurrence of additional Guaranteed Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in the Credit Agreement or any of the other Guaranteed Documents;

     (d) any renewal or extension of the time for payment or maturity of any of the Guaranteed Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other Person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

     (e) any failure of the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other Person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Guaranteed Document;

     (f) any failure on the part of the Borrower or any other Person to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement;

     (g) any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshal assets, or any election of remedies) under or in respect of (i) the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other Person;

     (h) any exercise or non-exercise of any right, power or remedy under or in respect of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, including, without limitation, (i) any failure of the Administrative Agent or any other Creditor to give notice of any Default or Event of Default

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under any Guaranteed Document, or to advance funds for the protection or preservation of, or provision of insurance for, or payment of taxes on, any property that is collateral security for any of the Guaranteed Obligations, and (ii) any act or failure to act on the part of the Administrative Agent or any other Creditor, in any manner referred to in this Guaranty, or otherwise, that may deprive such Guarantor of its right to (A) subrogation against the Borrower to recover full reimbursement or indemnity for any payments made pursuant to this Guaranty, or (B) contribution from Holdings or any other Guarantor for any such payments made by it, or that otherwise may adversely affect the amount recoverable upon the exercise of any such right of subrogation or contribution;

     (i) any settlement or compromise of any of the Guaranteed Obligations, any security therefor or guaranty thereof;

     (j) any payment made to the Administrative Agent or any other Creditor on the Guaranteed Obligations that the Administrative Agent or any other Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

     (k) any subordination of any of the claims of the Administrative Agent or any other Creditor to any claims of any creditors of the Borrower or any other Person, or any subordination of any liens or security interests in favor of the Administrative Agent or any other Creditor to any liens or security interests of any other Person;

     (l) any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

     (m) any release of any security or any guaranty by or at the direction of the Administrative Agent or any other Creditor, or any release or discharge of, or limitation of recourse against, any Person furnishing any security or guaranty, including, without limitation, any release or discharge of any Guarantor from this Guaranty;

     (n) any Insolvency Event relating to the Borrower or to any of its properties or assets;

     (o) any disallowance or limitation of any claim of the Administrative Agent, any other Creditor, or any other Person, in connection with any Insolvency Event relating to the Borrower;

     (p) any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other Person of its interest in any of the property, rights or interests constituting security for all or any portion of the Guaranteed Obligations or any other Indebtedness, liabilities or obligations;

     (q) any failure of any of the Loan Documents, or any other agreement or instrument securing all or any portion of the Guaranteed Obligations, to effectively subject any property, rights or interests to any liens or security interests purported to be granted or created thereby, or any failure of any such liens or security interests to be or become perfected or to establish or maintain the priority over other liens and security interests contemplated thereby;

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     (r) any lack of notice to, or knowledge by, any Guarantor of any of the matters referred to above; or

     (s) to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

     Section 5. Waivers. Each Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Guaranty are concerned, (a) notice of any of the matters referred to in Section 4, (b) all notices required by statute, rule of law or otherwise to preserve any rights against such Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any Guaranteed Obligation, notice of acceptance of this Guaranty, notice of the incurrence of any Guaranteed Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other Person, to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document or any other agreement or instrument to which the Borrower or any other Person is a party, or notice of the commencement of any proceeding against any other Person or any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other Person or any collateral of any right, power or remedy under or in respect of the Credit Agreement, the other Guaranteed Documents or any other agreement or instrument, and (d) any requirement that such Guarantor be joined as a party to any proceedings against the Borrower or any other Person for the enforcement of any term or provision of the Credit Agreement, the other Guaranteed Documents, this Guaranty or any other agreement or instrument.

     Section 6. Subrogation Rights. Until such time as the Guaranteed Obligations have been paid in full in cash and otherwise fully performed and all of the Commitments under the Credit Agreement have been terminated, each Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Administrative Agent and/or the other Creditors against the Borrower, any other Guarantor or any other guarantor of or surety for the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor that it may at any time otherwise have as a result of this Guaranty.

     Section 7. Separate Actions. A separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower, and whether or not any other Guarantor, any other guarantor of the Borrower or the Borrower be joined in any such action or actions.

     Section 8. Guarantors Familiar with Borrower’s Affairs. Each Guarantor confirms that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Guaranty, and that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Credit Agreement, the other Loan Documents and this Guaranty and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing and delivering this Guaranty in reliance on any representation or warranty by the Administrative Agent or any other Creditor or any other Person acting on behalf of the Administrative Agent or any other Creditor as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the

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financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower’s or any other Subsidiary’s or Affiliate’s ability to perform its obligations under the Credit Agreement and the other Guaranteed Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower’s or such other Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and each Guarantor further agrees that the Administrative Agent and the other Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or the risks such Guarantor undertakes in this Guaranty.

     Section 9. Covenant Under Credit Agreement. Each Guarantor covenants and agrees that on and after the date hereof and until this Guaranty is terminated in accordance with Section 26 hereof, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Default or Event of Default, is caused by the actions or inactions of such Guarantor or any of its Subsidiaries.

     Section 10. Solvency. Each Guarantor represents and warrants to the Administrative Agent and each of the other Creditors that as of the date such Guarantor has become a party to this Guaranty, (i) such Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Guarantor has incurred to the Administrative Agent and the other Creditors under this Guaranty and the other Loan Documents to which such Guarantor is a party; (ii) such Guarantor has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature; (iii) such Guarantor owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and (iv) such Guarantor is not entering into the Loan Documents to which it is a party with the intent to hinder, delay or defraud its creditors.

     Section 11. Continuing Guaranty; Remedies Cumulative, etc. This Guaranty is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Guaranty shall remain in full force and effect until terminated as provided in Section 26 hereof. No failure or delay on the part of the Administrative Agent or any other Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any other Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any other Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for, and neither the Administrative Agent nor any other Creditor, undertakes any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

     Section 12. Application of Payments and Recoveries. All amounts received by the Administrative Agent pursuant to, or in connection with the enforcement of, this Guaranty, together with all amounts and other rights and benefits realized by any Creditor (or to which any Creditor may be entitled) by virtue of this Guaranty, shall be applied as provided in Section 8.03 of the Credit Agreement.

     Section 13. Enforcement Expenses. The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 11.01 of the Credit Agreement, all out-of-pocket costs and expenses of the Administrative Agent and each other Creditor in connection with the enforcement of this

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Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the fees and disbursements of counsel employed by the Administrative Agent or any of the other Creditors).

     Section 14. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Creditors and their successors and assigns.

     Section 15. Entire Agreement. This Guaranty and the other Guaranteed Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

     Section 16. Amendments; Additional Guarantors. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent acting at the direction of the requisite number of Lenders, if any, required pursuant to Section 11.12 of the Credit Agreement, and the applicable Guarantor or Guarantors, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

     Section 17. Headings Descriptive. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

     Section 18. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 19. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean any “Event of Default” as defined in the Credit Agreement or any payment default under any Designated Hedge Document after any applicable notice and grace period), each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to the fullest extent permitted under applicable law now or hereafter in effect, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not the Administrative Agent or such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify the

8

relevant Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

     Section 20. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, sent by telecopier or delivered, (a) if to any Guarantor, to it at the address specified for it in the Credit Agreement (or if no such address is specified, to it c/o the Borrower), with a courtesy copy to the Borrower at its address specified in or pursuant to the Credit Agreement, (b) if to the Administrative Agent, to it at its Notice Office, (c) if to any Lender, to it at its address specified in or pursuant to the Credit Agreement, and (d) if to any Designated Hedge Creditor, to it at such address as such Designated Hedge Creditor shall have specified in writing to each Guarantor and the Administrative Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, sent via telecopier, sent by overnight courier or delivered, and shall be effective when received.

     Section 21. Reinstatement. If claim is ever made upon the Administrative Agent or any other Creditor for recission, repayment, recovery or restoration of any amount or amounts received by the Administrative Agent or any other Creditor in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Guaranty shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

     Section 22. Sale of Capital Stock of a Guarantor. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 7.02 of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all Lenders, as applicable, if required by Section 11.12 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied, to the extent applicable, in accordance with the provisions of the Credit Agreement, such Guarantor shall, in accordance with Section 11.12(a)(ii)(B) of the Credit Agreement, be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect.

     Section 23. Contribution Among Guarantors. Each Guarantor, in addition to the subrogation rights it shall have against the Borrower under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Guarantors in respect of any such payment pro rata among the same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations (and such Guarantor’s obligations in respect thereof).

     Section 24. Full Recourse Obligations; Effect of Fraudulent Transfer Laws, etc. It is the desire and intent of each Guarantor, the Administrative Agent and the other Creditors that this Guaranty shall be enforced as a full recourse obligation of each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Guarantor under this Guaranty would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor’s liability hereunder in respect of

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the Guaranteed Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Guarantor’s obligations hereunder to be so invalidated.

     Section 25. Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc.

     (a) All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and, except as provided for in this Section 25(a), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, imposed on or measured by the net income or net profits of a Creditor and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Creditor is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non excluded taxes, levies imposts, duties, fees, assessments or other charges (all such nonexcluded taxes levies, imposts, duties, fees assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the applicable Guarantor agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the applicable Guarantor agrees to reimburse each Creditor, upon the written request of such Creditor for taxes imposed on or measured by the net income or profits of such Creditor pursuant to the laws of the jurisdiction in which such Creditor is organized or in which the principal office or Applicable Lending Office of such Creditor is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located and for any withholding of income or similar taxes imposed by the United States of America as such Creditor shall determine are payable by, or withheld from, such Creditor in respect of such amounts so paid to or on behalf of such Creditor pursuant to the preceding sentence, which request shall be accompanied by a statement from such Creditor setting forth, in reasonable detail, the computations used in determining such amounts. The applicable Guarantor will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the applicable Creditor, evidencing such payment by the applicable Creditor. Each applicable Guarantor will indemnify and hold harmless the Administrative Agent and each Creditor, and reimburse the Administrative Agent or such Creditor upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Creditor.

     (b) Notwithstanding anything to the contrary contained in this Section 25, (i) any applicable Guarantor shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from any amounts payable hereunder for the account of any Creditor that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding; and (ii) any applicable Guarantor shall not be obligated pursuant to this Section 25 hereof to gross-up payments to be made to a Creditor in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Creditor has not provided to the Borrower such forms.

     Section 26. Termination. After the termination of all of the Commitments and all Designated Hedge Documents, when no LC Outstandings exist and when all Loans and other Guaranteed Obligations (other than unasserted indemnity obligations) have been paid in full, this Guaranty will terminate and the

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Administrative Agent, at the request and expense of the Borrower and/or any of the Guarantors, will execute and deliver to the Guarantors an instrument or instruments acknowledging the satisfaction and termination of this Guaranty.

     Section 27. Enforcement Only by Administrative Agent. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Creditors, upon the terms of this Guaranty.

     Section 28. General Limitation on Claims by Guarantors. NO CLAIM MAY BE MADE BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER CREDITOR, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF ANY OF THEM, FOR ANY DAMAGES OTHER THAN ACTUAL COMPENSATORY DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY OF THE OTHER GUARANTEED DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH GUARANTOR HEREBY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES, RELEASES AND AGREES NOT TO SUE OR COUNTERCLAIM UPON ANY SUCH CLAIM FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

     Section 29. Creditors Not Fiduciary to Guarantors. The relationship among any Guarantor and its Affiliates, on the one hand, and the Administrative Agent and the other Creditors, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the other Creditors have no fiduciary or other special relationship with any Guarantor or any of its Affiliates, and no term or provision of any Guaranteed Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

     Section 30. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts including, by way of facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Section 31. Governing Law; Venue; Waiver of Jury Trial.

     (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE AGENT, THE OTHER CREDITORS AND OF EACH GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Any legal action or proceeding with respect to this Guaranty may be brought in the Courts of the State of Ohio, or of the United States of America for the Northern District of Ohio, Eastern Division, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, to such Guarantor at its address provided herein, such service to become effective 30 days after such mailing, or such earlier time as may be provided by applicable law. Nothing herein shall affect the right of the Administrative Agent or any of the other Creditors to serve process in any other manner

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permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

     (b) Each Guarantor hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document or Guaranteed Document brought in the courts referred to in Section 31(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER CREDITOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

AMS RESEARCH CORPORATION

By:

Name:
Title:

AMERICAN MEDICAL SYSTEMS GYNECOLOGY INC.

By:

Name:
Title:

AMS SALES CORPORATION

By:

Name:
Title:

THERMATRX, INC.

By:

Name:
Title:

Accepted by:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:

Name:
Title:

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Exhibit A to

Subsidiary Guaranty

SUBSIDIARY GUARANTY SUPPLEMENT

     This Subsidiary Guaranty Supplement, dated as of ______ ___, 200___(as amended, restated or otherwise modified from time to time, this “Supplement”), is made by [_________, a _________ corporation] (the “Additional Guarantor”), in favor of [_________], as administrative agent (the “Administrative Agent”) for the benefit of the Creditors (as defined in the Guaranty referred to below).

RECITALS:

     (1) American Medical Systems, Inc., a Delaware corporation (the “Borrower”), is a party to a Credit Agreement, dated as of January ___, 2005 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”) with the Administrative Agent and the financial institutions party thereto (collectively, the “Lenders”).

     (2) In connection with the Credit Agreement, each of the Borrower’s Domestic Subsidiaries, as defined in the Credit Agreement (collectively, the “Guarantors” and, individually, each a “Guarantor”), executed and delivered a Guaranty of Payment dated as of January ___, 2005 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Guaranty”), to the Administrative Agent for the benefit of the Creditors (as defined in the Guaranty) pursuant to which the Guarantors guaranteed the payment and performance in full of all of the Guaranteed Obligations (as defined in the Guaranty).

     (3) The Additional Guarantor is a newly created or acquired Domestic Subsidiary of the Borrower and, pursuant to Section 6.09 of the Credit Agreement, is required to become a “Guarantor” under the Guaranty and to guaranty, for the benefit of the Creditors, all of the Guaranteed Obligations.

     (4) The Additional Guarantor deems it to be in its direct pecuniary and business interests to become a “Guarantor” under the Guaranty and, accordingly, desires to enter into this Supplement in accordance with Section 16 of the Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Creditors to make financial accommodations to or for the benefit of the Additional Guarantor.

AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Additional Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor covenants and agrees with the Administrative Agent and the Creditors as follows:

     Section 1. Definitions. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings given to such terms in the Guaranty.

     Section 2. Supplement; Guaranty. The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Supplement, on and after the date hereof it shall become a party to the Guaranty and shall be fully bound by, and subject to, all of the covenants, terms, obligations and conditions of the Guaranty applicable to a “Guarantor” as though originally party thereto as a “Guarantor,” and the Additional Guarantor shall be deemed a “Guarantor” for all purposes of the Guaranty and the other Loan Documents (as defined in the Credit Agreement). The Additional Guarantor acknowledges and confirms that it has received a copy of the Guaranty, the other Loan Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof. The Additional Guarantor (i) agrees that it will comply with all the terms and conditions of the Guaranty as if it were an original signatory thereto, and (ii) irrevocably and unconditionally guarantees (A) to the Administrative Agent, each Letter of Credit Issuer and the Lenders the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Credit Document Obligations of the Borrower and each other Guarantor and (B) to each Designated Hedge Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Designated Hedge Document Obligations.

     Section 3. Effect of this Agreement. Except as expressly provided in this Supplement, the Guaranty shall remain in full force and effect, without modification or amendment.

     Section 4. Representations and Warranties. The Additional Guarantor, as of the date hereof, hereby:

     (a) makes to the Administrative Agent and the Creditors each of the representations and warranties contained in the Guaranty applicable to a Guarantor; and

     (b) represents and warrants that upon the execution and delivery of this Supplement, all of the conditions set forth in Section 6.09 of the Credit Agreement have been satisfied.

     Section 5. Successors and Assigns; Entire Agreement. This Supplement is binding upon and shall inure to the benefit of the Additional Guarantor, the Administrative Agent and each of the Creditors and their respective successors and assigns. This Supplement and the Guaranty set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supercedes all prior discussions, agreements and understandings of any and every nature among them. This Supplement shall be a Loan Document under the Credit Agreement.

     Section 6. Headings. The descriptive headings of this Supplement are for convenience or reference only and do not constitute a part of this Supplement.

     Section 7. Governing Law. This Supplement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Ohio, without application of the rules regarding conflicts of laws.

     Section 8. JURY TRIAL WAIVER. THE ADDITIONAL GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the Additional Guarantor has executed this Supplement as of the date first written above.

By:
Name:
Title:

3

EXHIBIT C-2: FORM OF HOLDINGS GUARANTY

GUARANTY OF PAYMENT

     THIS GUARANTY OF PAYMENT, dated as of January 20, 2005 (as the same may be amended, restated or otherwise modified from time to time, this “Guaranty”), made by (i) AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, the “Guarantor”), with (ii) KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (herein, together with its successors and assigns in such capacity, the “Administrative Agent”), for the benefit of the Creditors (as defined below):

RECITALS:

     (1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in Section 1 hereof.

     (2) This Guaranty is made pursuant to the Credit Agreement, dated as of the date hereof (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), among American Medical Systems, Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”), the Guarantor, the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), and the Administrative Agent.

     (3) The Borrower is a direct wholly-owned Subsidiary of the Guarantor.

     (4) It is a condition to the making of Loans and LC Issuances under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

     (5) The Guarantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Guaranty to satisfy the condition described in the preceding paragraph and to induce the Creditors to extend the Loan Document Obligations and the Designated Hedge Document Obligations.

AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Administrative Agent and the other Creditors and hereby covenants and agrees with the Administrative Agent and each other Creditor as follows:

     Section 1. Certain Definitions. As used in this Guaranty, the following terms shall have the meanings herein specified unless the context otherwise requires:

     “Creditor” means the Administrative Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, and the respective successors and assigns of each of the foregoing.

     “Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Document.

     “Designated Hedge Document” means and includes (i) each Designated Hedge Agreement to which any Credit Party is now or may hereafter become a party, and (ii) each confirmation, transaction statement or other document executed and delivered in connection therewith to which any Credit Party is now or may hereafter become a party.

     “Designated Hedge Document Obligations” means, collectively, all obligations and liabilities owing by any Credit Party under all existing and future Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

     “Guaranteed Documents” means, collectively, (i) the Credit Agreement and the other Loan Documents and (ii) each Designated Hedge Agreement and other Designated Hedge Document.

     “Guaranteed Obligations” means, collectively, the Loan Document Obligations and the Designated Hedge Document Obligations.

     “Loan Document Obligations” means, collectively (i) the principal of and interest on the Loans made to the Borrower under the Credit Agreement, (ii) all LC Outstandings and other amounts owing with respect to Letters of Credit issued under the Credit Agreement, and (iii) all of the other Obligations, whether primary, secondary, direct, contingent, fixed or otherwise, in the case of each of the foregoing whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

     “Subordinated Obligations” has the meaning given to such term in Section 3(a) hereof.

     “Taxes” has the meaning specified in Section 25(b) hereof.

     Section 2. “Guaranty by the Guarantor, etc.”

     (a) The Guarantor irrevocably and unconditionally guarantees: (i) to the Administrative Agent, each LC Issuer, the Swing Line Lender and the Lenders the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Loan Document Obligations and (ii) to each Designated Hedge Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Designated Hedge Document Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing under the Credit Agreement or any payment default shall occur and be outstanding under any Designated Hedge Document, the Guarantor will, immediately upon (and in any event no later than one Business Day following) its receipt of written notice from the Administrative Agent demanding payment hereunder, pay to the Administrative Agent, for the benefit of the Creditors, in immediately available funds, at the Payment Office, such amount of the Guaranteed Obligations as the Administrative Agent shall specify in such notice.

     (b) In addition to the foregoing, the Guarantor unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Guaranteed Obligations of the Borrower and each other Credit Party, whether or not due or payable by the obligor thereon, upon the occurrence of an Insolvency Event

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in respect of the Borrower or such other Credit Party, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Administrative Agent, for the benefit of the Creditors, on demand, in such currency and otherwise in such manner as is provided in the Guaranteed Documents governing such Guaranteed Obligations.

     (c) As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Guaranteed Obligations not be recoverable from the Borrower or any other Credit Party for any reason whatsoever (including, without limitation, by reason of any provision of any Guaranteed Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other Person, the Guarantor as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity.

     (d) All payments by the Guarantor under this Guaranty shall be made to the Administrative Agent, for the benefit of the Creditors, in such currency and otherwise in such manner as is provided in the Guaranteed Documents to which such payments relate.

     Section 3. Subordination.

     (a) Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by the Guarantor (collectively, “Subordinated Obligations”) are hereby subordinated to the Indebtedness of the Borrower to any Creditor; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower may incur Subordinated Obligations in the ordinary course of business and make principal, interest and/or other payments on or in respect of all Subordinated Obligations, in each case which are not otherwise prohibited hereunder or under the Credit Agreement. Upon the request of the Administrative Agent after an Event of Default has occurred, the Subordinated Obligations shall be collected, enforced and received by the Guarantor as trustee for the Administrative Agent and the other Creditors and be paid over to the Administrative Agent, for the benefit of the Creditors, on account of the Indebtedness of the Borrower owing under the Guaranteed Documents to the Administrative Agent and to the other Creditors, but without affecting or impairing in any manner the liability of the Guarantor under the other provisions of this Guaranty. Prior to the transfer by the Guarantor of any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to the Guarantor, the Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

     (b) If and to the extent that the Guarantor makes any payment to the Administrative Agent or any other Creditor or to any other Person pursuant to or in respect of this Guaranty, any reimbursement or similar claim that the Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of all of the Commitments and indefeasible payment in full of all Guaranteed Obligations.

     Section 4. Guarantor’s Obligations Absolute. The obligations of the Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim the Guarantor may have against the Borrower or any other Person, including, without limitation, the Administrative Agent, any other Creditor, any of their respective Affiliates, or any Subsidiary Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible

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payment in full of, and complete performance of, all of the Guaranteed Obligations, including, without limitation:

     (a) any increase in the amount of the Guaranteed Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loans and Letters of Credit above any specific maximum amount referred to herein or in the Credit Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Guaranteed Obligations or otherwise payable under any Guaranteed Document;

     (b) any direction as to the application of any payment by the Borrower or by any other Person;

     (c) any incurrence of additional Guaranteed Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in the Credit Agreement or any of the other Guaranteed Documents;

     (d) any renewal or extension of the time for payment or maturity of any of the Guaranteed Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other Person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

     (e) any failure of the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other Person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Guaranteed Document;

     (f) any failure on the part of the Borrower or any other Person to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement;

     (g) any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshal assets, or any election of remedies) under or in respect of (i) the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other Person;

     (h) any exercise or non-exercise of any right, power or remedy under or in respect of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, including, without limitation, (i) any failure of the Administrative Agent or any other Creditor to give notice of any Default or Event of Default under any Guaranteed Document, or to advance funds for the protection or preservation of, or provision of insurance for, or payment of taxes on, any property that is collateral security for any of the Guaranteed Obligations, and (ii) any act or failure to act on the part of the Administrative Agent or any other Creditor, in any manner referred to in this Guaranty, or otherwise, that may deprive the Guarantor of its right to (A) subrogation against the Borrower to recover full reimbursement or indemnity for any payments made pursuant to this Guaranty, or (B) contribution from any Subsidiary Guarantor for any such payments made by it, or that

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otherwise may adversely affect the amount recoverable upon the exercise of any such right of subrogation or contribution;

     (i) any settlement or compromise of any of the Guaranteed Obligations, any security therefor or guaranty thereof;

     (j) any payment made to the Administrative Agent or any other Creditor on the Guaranteed Obligations that the Administrative Agent or any other Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

     (k) any subordination of any of the claims of the Administrative Agent or any other Creditor to any claims of any creditors of the Borrower or any other Person, or any subordination of any liens or security interests in favor of the Administrative Agent or any other Creditor to any liens or security interests of any other Person;

     (l) any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

     (m) any release of any security or any guaranty by or at the direction of the Administrative Agent or any other Creditor, or any release or discharge of, or limitation of recourse against, any Person furnishing any security or guaranty;

     (n) any Insolvency Event relating to the Borrower or to any of its properties or assets;

     (o) any disallowance or limitation of any claim of the Administrative Agent, any other Creditor, or any other Person, in connection with any Insolvency Event relating to the Borrower;

     (p) any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other Person of its interest in any of the property, rights or interests constituting security for all or any portion of the Guaranteed Obligations or any other Indebtedness, liabilities or obligations;

     (q) any failure of any of the Loan Documents, or any other agreement or instrument securing all or any portion of the Guaranteed Obligations, to effectively subject any property, rights or interests to any liens or security interests purported to be granted or created thereby, or any failure of any such liens or security interests to be or become perfected or to establish or maintain the priority over other liens and security interests contemplated thereby;

     (r) any lack of notice to, or knowledge by, the Guarantor of any of the matters referred to above; or

     (s) to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

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     Section 5. Waivers. The Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Guaranty are concerned, (a) notice of any of the matters referred to in Section 4, (b) all notices required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any Guaranteed Obligation, notice of acceptance of this Guaranty, notice of the incurrence of any Guaranteed Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other Person, to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document or any other agreement or instrument to which the Borrower or any other Person is a party, or notice of the commencement of any proceeding against any other Person or any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other Person or any collateral of any right, power or remedy under or in respect of the Credit Agreement, the other Guaranteed Documents or any other agreement or instrument, and (d) any requirement that the Guarantor be joined as a party to any proceedings against the Borrower or any other Person for the enforcement of any term or provision of the Credit Agreement, the other Guaranteed Documents, this Guaranty or any other agreement or instrument.

     Section 6. Subrogation Rights. Until such time as the Guaranteed Obligations have been paid in full in cash and otherwise fully performed and all of the Commitments under the Credit Agreement have been terminated, the Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Administrative Agent and/or the other Creditors against the Borrower, any Subsidiary Guarantor or any other guarantor of or surety for the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any Subsidiary Guarantor that it may at any time otherwise have as a result of this Guaranty.

     Section 7. Guarantor Familiar with Borrower’s Affairs. The Guarantor confirms that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Guaranty, and that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Credit Agreement, the other Loan Documents and this Guaranty and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. The Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing and delivering this Guaranty in reliance on any representation or warranty by the Administrative Agent or any other Creditor or any other Person acting on behalf of the Administrative Agent or any other Creditor as to such creditworthiness. The Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower’s or any other Subsidiary’s or Affiliate’s ability to perform its obligations under the Credit Agreement and the other Guaranteed Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower’s or such other Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and the Guarantor further agrees that the Administrative Agent and the other Creditors shall have no duty to advise the Guarantor of information known to them regarding such circumstances or the risks the Guarantor undertakes in this Guaranty.

     Section 8. Covenant Under Credit Agreement. The Guarantor covenants and agrees that on and after the date hereof and until this Guaranty is terminated in accordance with Section 22 hereof, the Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Default or Event of Default, is caused by the actions or inactions of the Guarantor or any of its Subsidiaries.

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     Section 9. Solvency. The Guarantor represents and warrants to the Administrative Agent and each of the other Creditors that as of the date the Guarantor has become a party to this Guaranty, (i) the Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Guarantor has incurred to the Administrative Agent and the other Creditors under this Guaranty and the other Loan Documents to which the Guarantor is a party; (ii) the Guarantor has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature; (iii) the Guarantor owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and (iv) the Guarantor is not entering into the Loan Documents to which it is a party with the intent to hinder, delay or defraud its creditors.

     Section 10. Continuing Guaranty; Remedies Cumulative, etc. This Guaranty is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Guaranty shall remain in full force and effect until terminated as provided in Section 22 hereof. No failure or delay on the part of the Administrative Agent or any other Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any other Creditor would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any other Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for, and neither the Administrative Agent nor any other Creditor, undertakes any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

     Section 11. Application of Payments and Recoveries. All amounts received by the Administrative Agent pursuant to, or in connection with the enforcement of, this Guaranty, together with all amounts and other rights and benefits realized by any Creditor (or to which any Creditor may be entitled) by virtue of this Guaranty, shall be applied as provided in Section 8.03 of the Credit Agreement.

     Section 12. Enforcement Expenses. The Guarantor hereby agrees to pay, to the extent not paid pursuant to Section 11.01 of the Credit Agreement, all out-of-pocket costs and expenses of the Administrative Agent and each other Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the fees and disbursements of counsel employed by the Administrative Agent or any of the other Creditors).

     Section 13. Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Creditors and their successors and assigns.

     Section 14. Entire Agreement. This Guaranty and the other Guaranteed Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

     Section 15. Amendments. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall

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be in writing and signed by the Administrative Agent acting at the direction of the requisite number of Lenders, if any, required pursuant to Section 11.12 of the Credit Agreement, and the Guarantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 16. Headings Descriptive. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

     Section 17. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 18. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean any “Event of Default” as defined in the Credit Agreement or any payment default under any Designated Hedge Document after any applicable notice and grace period), each Creditor is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being expressly waived, to the fullest extent permitted under applicable law now or hereafter in effect, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of the Guarantor, against and on account of the obligations and liabilities of the Guarantor to such Creditor under this Guaranty, irrespective of whether or not the Administrative Agent or such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify the relevant Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

     Section 19. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, sent by telecopier or delivered, (a) if to the Guarantor, to it at the address specified for it in the Credit Agreement, (b) if to the Administrative Agent, to it at its Notice Office, (c) if to any Lender, to it at its address specified in or pursuant to the Credit Agreement, and (d) if to any Designated Hedge Creditor, to it at such address as such Designated Hedge Creditor shall have specified in writing to the Guarantor and the Administrative Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, sent via telecopier, sent by overnight courier or delivered, and shall be effective when received.

     Section 20. Reinstatement. If claim is ever made upon the Administrative Agent or any other Creditor for recission, repayment, recovery or restoration of any amount or amounts received by the Administrative Agent or any other Creditor in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) the Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Guaranty

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shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

     Section 21. Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc.

     (a) All payments made by the Guarantor hereunder will be made without setoff, counterclaim or other defense and, except as provided for in this Section 21(a), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, imposed on or measured by the net income or net profits of a Creditor and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Creditor is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non excluded taxes, levies imposts, duties, fees, assessments or other charges (all such nonexcluded taxes levies, imposts, duties, fees assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Guarantor agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Guarantor agrees to reimburse each Creditor, upon the written request of such Creditor for taxes imposed on or measured by the net income or profits of such Creditor pursuant to the laws of the jurisdiction in which such Creditor is organized or in which the principal office or Applicable Lending Office of such Creditor is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located and for any withholding of income or similar taxes imposed by the United States of America as such Creditor shall determine are payable by, or withheld from, such Creditor in respect of such amounts so paid to or on behalf of such Creditor pursuant to the preceding sentence, which request shall be accompanied by a statement from such Creditor setting forth, in reasonable detail, the computations used in determining such amounts. The Guarantor will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the applicable Creditor, evidencing such payment by the applicable Creditor. The Guarantor will indemnify and hold harmless the Administrative Agent and each Creditor, and reimburse the Administrative Agent or such Creditor upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Creditor.

     (b) Notwithstanding anything to the contrary contained in this Section 21, (i) the Guarantor shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from any amounts payable hereunder for the account of any Creditor that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding; and (ii) the Guarantor shall not be obligated pursuant to this Section 21 hereof to gross-up payments to be made to a Creditor in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Creditor has not provided to the Borrower such forms.

     Section 22. Termination. After the termination of all of the Commitments and all Designated Hedge Documents, when no LC Outstandings exist and when all Loans and other Guaranteed Obligations (other than unasserted indemnity obligations) have been paid in full, this Guaranty will terminate and the

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Administrative Agent, at the request and expense of the Borrower and/or the Guarantor, will execute and deliver to the Guarantor an instrument or instruments acknowledging the satisfaction and termination of this Guaranty.

     Section 23. Enforcement Only by Administrative Agent. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Creditors, upon the terms of this Guaranty.

     Section 24. General Limitation on Claims by Guarantor. NO CLAIM MAY BE MADE BY THE GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER CREDITOR, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF ANY OF THEM, FOR ANY DAMAGES OTHER THAN ACTUAL COMPENSATORY DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY OF THE OTHER GUARANTEED DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND THE GUARANTOR HEREBY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES, RELEASES AND AGREES NOT TO SUE OR COUNTERCLAIM UPON ANY SUCH CLAIM FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

     Section 25. Creditors Not Fiduciary to Guarantor. The relationship among the Guarantor and its Affiliates, on the one hand, and the Administrative Agent and the other Creditors, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the other Creditors have no fiduciary or other special relationship with the Guarantor or any of its Affiliates, and no term or provision of any Guaranteed Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

     Section 26. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts including, by way of facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Section 27. Governing Law; Venue; Waiver of Jury Trial.

     (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE AGENT, THE OTHER CREDITORS AND OF THE GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Any legal action or proceeding with respect to this Guaranty may be brought in the Courts of the State of Ohio, or of the United States of America for the Northern District of Ohio, Eastern Division, and, by execution and delivery of this Guaranty, the Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, to the Guarantor at its address provided herein, such service to become effective 30 days after such mailing, or such earlier time as may be provided by applicable law. Nothing herein shall affect the right of the Administrative Agent or any of the other Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

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     (b) The Guarantor hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document or Guaranteed Document brought in the courts referred to in Section 27(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER CREDITOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:

Name:
Title:

Accepted by:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

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